Exhibit 10.1
FOSSIL GROUP, INC.
2020 CASH INCENTIVE PLAN
Article I
Purpose
The purpose of the Fossil Group, Inc. 2020 Cash Incentive Plan (the “Plan”) is to advance the interests of Fossil Group, Inc. (the “Company”) and its stockholders by (a) providing certain Employees of the Company and its Subsidiaries (as hereinafter defined) with incentive compensation which is tied to the achievement of pre-established and objective performance goals, (b) identifying and rewarding superior performance and providing competitive compensation to attract, motivate, and retain Employees who have outstanding skills and abilities and who achieve superior performance, and (c) fostering accountability and teamwork throughout the Company.
Article II
Definitions
For the purposes of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:
“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Authorized Officer” shall have the meaning set forth in Section 3.3.
“Award” means a grant of Incentive Compensation that may be paid to an Eligible Employee upon the satisfaction of specified Performance Goal(s) for a particular Performance Period; such Performance Period may be for a period of less than a Fiscal Year (e.g., six months, a “Short-Term Award”), a period equal to a Fiscal Year (an “Annual Award”), or a period in excess of a Fiscal Year (e.g., three Fiscal Years, a “Long-Term Award”).
“Base Pay” means for a Performance Period with a duration equal to or less than a Fiscal Year, a Participant’s aggregate base salary received from the Company during the Performance Period, or, for a Performance Period with a duration longer than a Fiscal Year, a Participant’s annualized rate of base salary received from the Company during the Performance Period, each according to the books and records of the Company, excluding overtime, commissions, bonuses, disability pay, any Incentive Compensation paid to the Participant, or any other payment in the nature of a bonus or compensation paid under any other employee plan, contract, agreement, or program.

“Board” means the Board of Directors of the Company.

“Business Unit” means any segment or operating or administrative unit, including geographical unit, of the Company identified by the Committee as a separate business unit, or a Subsidiary identified by the Committee as a separate business unit.
“Business Unit Performance Goals” means the objective performance goals established for each Business Unit in accordance with Sections 5.1 and 5.2 below for any Performance Period.
“Cause” means (i) “cause” as defined in the Participant’s employment agreement with the Company, or, if the Participant does not have an employment agreement in effect (or the agreement does not define cause), (ii) the Participant’s Termination of Service by the Company upon the occurrence of any of the following events, as determined by the Company, in its sole discretion: (1) an act or acts of theft, embezzlement, fraud, or dishonesty by the Participant, regardless of whether it relates to the Company or its Affiliates; (2) a willful or material misrepresentation by the Participant that relates to the Company or its Affiliates or has an impact on the Company or its Affiliates; (3) any gross or willful misconduct by the Participant with regard to the Company or its Affiliates; (4) any violation by the Participant of any fiduciary duties owed by the Participant to the Company or its Affiliates; (5) the Participant’s conviction of, or pleading nolo contendere or guilty to, a felony (other than a traffic infraction) or misdemeanor; (6) a material violation of the Company’s written policies, standards or guidelines, which the Participant failed to cure within thirty (30) days after receiving written notice from the Company specifying the alleged violation; (7) the Participant’s failure or refusal to satisfactorily perform the duties and responsibilities required to be performed by the Participant or necessary to carry out the Participant’s job duties, which the Participant failed to cure within thirty (30) days after receiving written notice from the Company specifying the alleged willful failure or refusal; (8) the failure or refusal of the Participant to follow the lawful directives of the Company; (9) the Participant’s illegal use of drugs, use of alcohol or illegal drugs in the workplace, or the Participant is under the influence of alcohol or illegal drugs in the workplace or the Participant possesses illegal drugs in the workplace (10) a material breach by the Participant of any agreement to which the Participant and the Company are parties that is not cured by the Participant within thirty (30) days after receipt by the Participant of a written notice from the Company specifying the details of such breach; or (11) the Participant’s unauthorized use or disclosure of any Proprietary Information of the Company
“Change in Control” means a “Change in Control” as defined in the Fossil Group, Inc. 2016 Long-Term Incentive Plan (or any successor plan thereto).
“Chief Executive Officer” or “CEO” means the chief executive officer of the Company.
“Claims” shall have the meaning set forth in Section 7.5 below.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board or any other committee as determined by the Board.
“Company” means Fossil Group, Inc., a Delaware corporation.
“Company Performance Goals” means the objective performance goals established for the Company in accordance with Sections 5.1 and 5.3 below for any Performance Period.
“EBITDA” means, for the Company or any Subsidiary, the net earnings of that entity before deductions by the entity for interest, income taxes, depreciation and amortization expenses.

“Eligible Employee” shall mean any Employee of the Company or any Subsidiary.
“Employee” means a common law employee (as defined in accordance with the treasury regulations and revenue rulings applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fiscal Year” means the fiscal year of the Company.
“Good Reason” means the Participant’s resignation in accordance with the following sentence after the occurrence of one or more of the following without the Participant’s express written consent: (i) a material diminution by the Company in the Participant’s Base Salary; provided, however, that, a reduction of Base Salary that (combined with all prior reductions) totals ten percent (10%) or less and also applies to substantially all other similarly situated employees of the Company will not be grounds for “Good Reason”; (ii) a material reduction of the Participant’s authority, duties, or responsibilities relative to the Participant’s authority, duties, or responsibilities in effect immediately prior to such reduction, provided, however, that continued employment following a Change in Control with substantially the same responsibility with respect to the Company’s business and operations will not constitute “Good Reason” (for example, “Good Reason” does not exist if the Participant is employed by the Company with substantially the same responsibilities with respect to the Company’s business that the Participant had immediately prior to the Change in Control regardless of whether the Participant’s title is revised to reflect the Participant’s placement within the overall corporate hierarchy or whether the Participant provides services to a subsidiary, affiliate, business unit or otherwise); (iii) the relocation of the Participant’s principal work location(s) to a facility or a location more than fifty (50) miles from the Participant’s prior work location; or (iv) the Company’s material breach of its employment agreement with the Participant. In order for the Participant’s resignation to be for Good Reason, the Participant must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within sixty (60) days of the Participant’s awareness of the initial existence of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and the Participant must resign within thirty (30) days following the end of the Cure Period.
“Incentive Compensation” means the compensation approved by the Committee to be paid to a Participant for any Performance Period under the Plan.
“Individual Performance Goals” means the objective performance goals established for an individual Participant in accordance with Section 5.6 below for any Performance Period.
“Maximum Achievement” means, for a Participant for any Performance Period, the maximum level of achievement of a set of Performance Goals required for Incentive Compensation to be paid at the maximum bonus level, which shall be a specified percentage of the Participant’s Base Pay with respect to such set of Performance Goals, determined by the Committee in accordance with Section 5.1 below.
“Operating Income” means the Company’s gross sales, less the cost of sales (e.g., product costs, markdowns, discounts, returns, shipping, royalties, etc.), less operating expenses (e.g., advertising, payroll, travel, entertainment, supplies, etc.), as such terms are understood under generally accepted accounting principles.

“Participant” means an Employee of the Company or a Subsidiary who satisfies the eligibility requirements of Article IV of the Plan and who is selected by the Committee (or an Authorized Officer, duly appointed in accordance with Article III) to participate in the Plan for any Performance Period.
“Performance Criteria” shall have the meaning set forth in Section 5.2 below.
“Performance Goals” means the Individual Performance Goals, Business Unit Performance Goals, and Company Performance Goals established by the Committee for a Participant, the Company and/or each Business Unit for any Performance Period, as provided in Sections 5.1, 5.2, 5.3, and 5.6 below.
“Performance Period” means the period selected by the Committee for the payment of Incentive Compensation. Unless the Committee, in its discretion, specifies other Performance Periods for the payment of Incentive Compensation hereunder, the Performance Period shall be a Fiscal Year.
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Plan” means the Fossil Group, Inc. 2020 Cash Incentive Plan, as it may be amended from time to time.
“Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above, any limited partnership listed in item (ii) above or any other limited liability company described in this item (iii). “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships, or limited liability company.
“Target Achievement” means, for a Participant for any Performance Period, the level or range of achievement of a set of Performance Goals required for Incentive Compensation to be paid at the target bonus level, which shall be a specified percentage of the Participant’s Base Pay with respect to such set of Performance Goals, determined by the Committee in accordance with Section 5.1 below.
“Termination of Service” means a “separation from service” within the meaning of Section 409A of the Code and the final treasury regulations issued thereunder.
“Threshold Achievement” means, for a Participant for any Performance Period, the minimum level of achievement of a set of Performance Goals required for any Incentive Compensation to be paid at the threshold bonus level, which shall be a specified percentage of the Participant’s Base Pay with respect to such set of Performance Goals, as determined by the Committee in accordance with Section 5.1 below.
“Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy or under applicable non U.S. law;

or, if no such plan, policy or law is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions, in the event an Award under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.
Article III
Administration
3.1    Committee’s Authority. Subject to the terms of this Article III, the Plan shall be administered by the Committee. For each Performance Period, the Committee shall have full authority to (i) designate the Eligible Employees who shall participate in the Plan; (ii) establish the Performance Goals and achievement levels for each Participant pursuant to Article V hereof; and (iii) establish and certify the achievement of the Performance Goals.
3.2    Committee Action. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.
3.3    Committee’s Powers. The Committee shall have the power, in its discretion, to take such actions as may be necessary to carry out the provisions and purposes of the Plan and shall have the authority to control and manage the operation and administration of the Plan. In order to effectuate the purposes of the Plan, the Committee shall have the discretionary power and authority to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan. All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder.
To the extent permitted by applicable law, the Committee also may, in its discretion and by a resolution adopted by the Committee, authorize one or more officers of the Company (each an “Authorized Officer”) with respect to Employees (other than such Authorized Officer), within the ten most highly compensated officers of the Company, or Authorized Officers to: (i) determine the amount of Incentive Compensation payable to such Employees in accordance with the terms of the Plan; (ii) establish Performance Goals for such Employees, and certify whether, and to what extent, such Performance Goals were achieved for the applicable Performance Period; and (iii) increase or reduce Incentive Compensation payable to such Employees in accordance with the provisions of Section 5.6, and authorize payment to such Employees in accordance with Article VI.

In construing the Plan and in exercising its power under provisions requiring the Committee’s approval, the Committee shall attempt to ascertain the purpose of the provisions in question, and when the purpose is known or reasonably ascertainable, the purpose shall be given effect to the extent feasible. Likewise, the Committee is authorized to determine all questions with respect to the individual rights of all Participants under this Plan, including, but not limited to, all issues with respect to eligibility. The Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan including, but not limited to, the power to:
(a)designate the Eligible Employees who shall participate in the Plan;
(b)maintain complete and accurate records of all Plan transactions and other data in the manner necessary for proper administration of the Plan;
(c)adopt rules of procedure and regulations necessary for the proper and efficient administration of the Plan, provided the rules and regulations are not inconsistent with the terms of the Plan as set out herein. All rules and decisions of the Committee shall be uniformly and consistently applied to all Participants in similar circumstances;
(d)enforce the terms of the Plan and the rules and regulations it adopts;
(e)review claims and render decisions on claims for benefits under the Plan;
(f)furnish the Company or the Participants, upon request, with information that the Company or the Participants may require for tax or other purposes;
(g)employ agents, attorneys, accountants or other persons (who also may be employed by or represent the Company) for such purposes as the Committee considers necessary or desirable in connection with its duties hereunder; and
(h)perform any and all other acts necessary or appropriate for the proper management and administration of the Plan.
Article IV
Eligibility
For each Performance Period, the Committee shall select the particular Eligible Employees to whom Incentive Compensation may be awarded for such Performance Period. To the extent permitted by the Committee, Employees who participate in the Plan may also participate in other incentive or benefit plans of the Company or any Subsidiary. Notwithstanding any provision in this Plan to the contrary, the Committee may grant one or more Awards to an Eligible Employee at any time, and from time to time, and the Committee shall have the discretion to determine whether any such Award shall be a Short-Term Award, an Annual Award or a Long-Term Award.
Article V
Determination of Goals and Incentive Compensation
5.1    Establishment of Business Unit and Company Performance Goals. Within the first ninety (90) days of the Performance Period or in such other time period as selected by the Committee in its discretion, the Committee shall establish and approve the following: (i) the Business Unit Performance Goals for the Performance Period, (ii) the Company Performance Goals for the Performance Period, (iii) the Threshold Achievement, Target Achievement, and Maximum Achievement levels for the Business Unit Performance

Goals and Company Performance Goals for the Performance Period, (iv) with respect to each Participant, Incentive Compensation as a percentage of Base Pay for achievement of Threshold Achievement, Target Achievement, and Maximum Achievement levels and the relative weighting of each Performance Goal in determining the Participant’s Incentive Compensation, and (v) a schedule setting forth the payout opportunity as a percentage of Base Pay for Threshold Achievement, Target Achievement, and Maximum Achievement levels. The Committee may delegate to the CEO to establish and report to the Committee for each Participant the determinations under items (i) through (v) above. The Committee shall consider, but shall not be bound by, the recommendations and determinations of the CEO with respect to such items.
5.2    Categories of Business Unit Performance Goals. The Business Unit Performance Goals, if any, established by the Committee for any Performance Period may differ among Participants and Business Units. For each Business Unit, the Business Unit Performance Goals may be based on the performance of the Business Unit. Performance criteria for a Business Unit shall be related to the achievement of financial and operating objectives of the Business Unit, which may consist of one or more or any combination of the following criteria: (a) operating Income; (b) net income; (c) operating profit; (d) net profit; (e) net earnings; (f) net sales or changes in net sales; (g) revenues, revenue growth, revenue ratios; (h) EBITDA or other measures of cash flow; (i) total stockholder return, stockholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (j) price of the Company’s common stock, stockholder value, total market value; (k) earnings growth; (l) return on net assets, return on invested capital, or other return measures, including return or net return on working assets, equity, capital or net sales; (m) pre-tax profits; (n) operating margins; (o) growth in operating earnings or growth in earnings per share; (p) value of assets; (q) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (r) aggregate product price and other product measures; (s) expense or cost levels; (t) reduction of losses, loss ratios or expense ratios; (u) reduction in fixed assets; (v) operating cost management; (w) management of capital structure; (x) capital expenditures; (y) debt reduction; (z) ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; (aa) productivity improvements; (bb) inventory and/or receivables control, inventory levels, inventory turn or shrinkage; (cc) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; (dd) customer satisfaction based on specified objective goals or a Company-sponsored customer survey; (ee) customer growth; (ff) employee diversity goals; (gg) employee turnover; (hh) specified objective social goals; (ii) safety record; (jj) store sales or productivity; (kk) the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; or (ll) other objectively measurable factors directly tied to the performance of the Business Unit (each, a “Performance Criteria”). Any Performance Criteria may be measured in absolute terms, relative to a peer group or index, relative to past performance, or as otherwise determined by the Committee. Any Performance Criteria may include or exclude (i) unusual and/or infrequently occurring or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (v) the effect of changes in foreign currency exchange rates. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee which is consistently applied and identified in the audited financial statements.
5.3    Company Performance Goals. The Company Performance Goals, if any, established by the Committee for any Performance Period shall relate to the achievement of predetermined financial and operating objectives for the Company and its Subsidiaries on a consolidated basis, which may consist of one or more of any combination of the factors set forth in Section 5.2 above, as applied to the Company and its Subsidiaries on a consolidated basis. The Company Performance Goals may be established either on an absolute or on a per share basis reflecting dilution of shares as the Committee deems appropriate and, if the

Committee so determines, net of or including cash dividends. The Company Performance Goals may also be established on a relative basis as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, a group of companies deemed by the Committee to be comparable to the Company.
5.4    Certification. Within seventy-five (75) days after the end of each Performance Period, the senior management of the Company and each Business Unit shall report to the Committee the extent to which Company and Business Unit Performance Goals were achieved for the Performance Period. As soon as practicable following the finalization of the Company’s financial statements or receipt of the Independent Auditor’s Report on the Company’s financial statements for a Performance Period consisting of one or more Fiscal Years covered by the financial statements or other accounting finalizing of the Company’s financial results for any Performance Period and receipt of the report of the Company and Business Unit senior management, the Committee shall certify in writing (i) the extent to which each Business Unit achieved its Business Unit Performance Goals, if any, for the Performance Period, (ii) the extent to which the Company achieved its Company Performance Goals, if any, for the Performance Period, (iii) the calculation of the Participants’ Incentive Compensation, and (iv) the determination by the Committee of the amount of Incentive Compensation, if any, to be paid to each Participant for the Performance Period. In determining whether Performance Goals have been achieved and Incentive Compensation is payable for a given Performance Period, generally accepted accounting principles to the extent applicable to the Performance Goal shall be applied on a basis consistent with prior periods, and such determinations shall be based on the calculations made by the Company and binding on each Participant. Approved minutes of the Committee meeting in which the certification required by this Section 5.4 is made shall be treated as written certification for purposes for this Section 5.4.
5.5    Award Based on Level of Achievement. If Threshold Achievement is attained with respect to a Performance Goal, then the Incentive Compensation that may be paid to such Participant with respect to such Performance Goal shall be based on a specified percentage of Base Pay and the Committee’s predetermined schedule (which may allow for interpolation between achievement levels) setting forth the earned award as a percentage of Base Pay.
5.6    Discretion to Modify Incentive Compensation. After the certification described in Section 5.4 the Committee may, in its sole and absolute discretion, increase or decrease the Incentive Compensation to be paid to one or more Participants for such Performance Period. The Committee may consider subjective factors, including factors communicated to the Participant at the beginning of the Performance Period or other factors the Committee considers appropriate, and including any Individual Performance Goals set for the Participant for the given Performance Period, in determining whether to reduce the Incentive Compensation to be paid to a Participant. Individual Performance Goals need not have been established during the specific time periods set forth in Section 5.1 above for the establishment of Company Performance Goals and Business Unit Performance Goals.
5.7    Limitation on Total Incentive Compensation. Notwithstanding any provision to the contrary contained herein, the maximum Incentive Compensation payable to any Participant with respect to any single Award shall not exceed $1,750,000.

Article VI
Payment of Incentive Compensation
6.1    Form and Time of Payment. Subject to the provisions of Sections 6.2 and 6.3 below and except as otherwise provided herein, a Participant’s Incentive Compensation for each Performance Period shall be paid as soon as practicable after the results for such Performance Period have been finalized, but in no event later than the last day of the first quarter of the Fiscal Year immediately following the close of Fiscal Year in which such Performance Period ended. The payment shall be in the form of a cash lump sum payment.
6.2    Termination of Employment by Reason Other Than Death or Total and Permanent Disability. Unless the Committee determines otherwise, if a Participant’s employment with the Company and all of its Subsidiaries is terminated prior to the Date of Payment for a Performance Period either by the Participant or by his or her employer for any reason other than death or Total and Permanent Disability, then such Participant will immediately forfeit any right to receive any Incentive Compensation hereunder for such Performance Period. Notwithstanding the foregoing, in the event a Participant’s employment is terminated by the Participant for Good Reason or by his or her employer without Cause prior to the Date of Payment, the Committee may, in its discretion, elect to pay all or a portion of any amount such Participant would have received had he or she remained employed through the end of the Performance Period.
6.3    Payment for Death or Total and Permanent Disability. Unless the Committee determines otherwise, if prior to the completion of a Performance Period, a Participant’s employment is terminated by reason of the Participant’s death or Total and Permanent Disability, then such Participant shall be eligible to receive the Incentive Compensation that would have been payable to such Participant for such Award, based on Target Achievement. If prior to the Date of Payment for a Performance Period but after completion of such Performance Period, a Participant’s employment is terminated by reason of the Participant’s death or Total and Permanent Disability, then such Participant shall be eligible to receive the Incentive Compensation that would have been payable to such Participant for such Award, based on the actual achievement of the Performance Goals in accordance with Article 5 hereof. Such Incentive Compensation shall be paid at the time and in the manner set forth in Section 6.1 hereof.
6.4    Pro Rata Payment for New Hires; Promotions; Change in Status.
(a)    New Hires. Any individual who is newly-hired or becomes an Eligible Employee during a Performance Period and who is selected by the Committee to participate in the Plan shall be eligible to receive a pro rata portion of the Incentive Compensation to which he or she could have been entitled if he or she had been employed for the full Performance Period, based on the number of full months during the Performance Period during which he or she is a Participant in the Plan and calculated on the basis of his or her Base Pay received for the Performance Period. Such Incentive Compensation shall be paid at the time and in the manner set forth in Section 6.1 hereof.
(b)    Promotions. Subject to the provisions Section 6.4(b), the case of a promotion or transfer from a position where an individual was already a Participant for Incentive Compensation for a Performance Period to a position where the Participant is eligible for a higher or lower maximum amount of Incentive Compensation, the Participant shall complete his or her participation in the prior position until the end of the complete month containing his or her date of promotion or transfer, prior to participating in the Performance Period for the transferred or promoted position. The overall Incentive Compensation will be pro-rated for both Performance Periods. In calculating the pro-rated amount, (i) the prior Performance Period will be prorated using the Participant’s Base Pay immediately prior to the date of promotion or transfer, and (ii) the subsequent Performance Period will be pro-rated using the Participant’s Base Pay at the end of the Performance Period. If a Participant is transferred to a lateral position (i.e., the same job grade or level), then the Incentive Compensation will not be pro-rated based on the lateral change in position. Notwithstanding the foregoing, if a Participant is promoted in connection with the Company’s customary annual employee review process, then such Participant’s Incentive Compensation will not be pro-rated as provided in this Section 6.4(b), and the Participant’s Incentive Compensation shall be calculated as if the Participant had been employed in the promoted position for the entire Performance Period.
(c)    Change in Status. Participants who are eligible for participation at the beginning of a Performance Period, but who subsequently become ineligible to participate during the Performance Period will receive a pro-rated portion of the Incentive Compensation based on the number of full months completed during such Performance Period.
6.5    Payment in the Event of a Change in Control. Notwithstanding anything other language in this Plan, in the event a Change in Control occurs during a Performance Period, the Committee may, in its discretion, elect to terminate the Performance Period effective as of the closing date of the Change in Control and elect to pay all or a portion of any amount to the Participants that such Participants would have received had the Performance Period continued after the Change in Control.
6.6    Recoupment for Restatements. Notwithstanding any other language in this Plan, the Committee may recoup all or any portion of any Incentive Compensation paid to a Participant, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, if any, approved by the Company’s Board from time to time.
Article VII
Miscellaneous Provisions
7.1    Non‑Assignability. A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits shall be null and void.
7.2    No Right To Continue In Employment. Nothing in the Plan confers upon any Employee the right to continue in the employ of the Company or any Subsidiary, or interferes with or restricts in any way the right of the Company and its Subsidiaries to discharge any Employee at any time (subject to any contract rights of such Employee), including, without limitation, before or after the date such Participant is entitled to payment with respect to an Award.
7.3    Indemnification of Committee; No Duties; Waiver of Claims. No member of the Committee, nor any officer or Employee of the Company acting with or on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all of the members of the Committee and each and any officer or Employee of the Company acting with or on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Committee (and no officer, Employee or Affiliate of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award or any Claim arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting an Award) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Committee and any officer, Employee or Affiliate of the Company, arising out of this Plan.
7.4    No Trust or Plan Funding. The Company (and not any of its Affiliates) will be solely responsible for the payment of all amounts hereunder. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant. No Participant, beneficiary, or other Person shall have any interest in any particular assets of the Company (or any of its Affiliates) by reason of the right to receive any Incentive Compensation under the Plan. To the extent that any Participant acquires a right to receive any payment from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.
7.5    Governing Law. This Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws, and the rights and obligations created hereby shall be governed by the laws of the State of Delaware. The Participant’s sole remedy for any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan, or an Award (collectively, “Claims”) shall be against the Company, and no Participant shall have any claim or right of any nature against any Affiliate or any owner or existing or former director, officer or Employee of the Company or any Affiliate. The individuals and entities described above in this Section 7.5 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 7.5.
7.6    Binding Effect. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants, and their heirs, assigns, and personal representatives.
7.7    Construction of Plan. The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.
7.8    Integrated Plan. This Plan constitutes the final and complete expression of agreement with respect to the subject matter hereof.
7.9    Tax Requirements. The Company (and, where applicable, its Subsidiaries) shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy applicable taxes required by law to be withheld with respect to any payment of any Incentive Compensation to a Participant.
7.10    Adjustments. In the event of (a) any merger, reorganization, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights, offering, extraordinary dividend (including a spin-off), or other similar change affecting the Company’s common stock; (b) any purchase, acquisition, sale, or disposition of a significant amount of assets other than in the ordinary course of business, or of a significant business; (c) any change resulting from the accounting effects of discontinued operations, extraordinary income or loss, changes in accounting as determined under generally accepted accounting principles, or restatement of earnings; or (d) any charge or credit resulting from an item which is classified as “non-recurring,” “restructuring,” or similar unusual item on the Company’s audited financial statements which, in the case of (a) - (d), results in a change in the components of the calculations of any of the criteria upon which the Performance Goals are based, as established by the Committee, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Performance Goal included in an Award, the Committee shall, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that includes any Performance Goal based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event or events, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Performance Goal) will be substantially the same (as determined by the Committee or the committee of the board of directors of the surviving corporation) following such event as prior to such event.
Article VIII
Amendment or Discontinuance
The Committee may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part
Article IX
Effect of the Plan
Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any Participant any right to be granted Incentive Compensation or any other rights. In addition, nothing contained in this Plan and no action taken pursuant to its provisions shall be construed to (a) give any Participant any right to any compensation, except as expressly provided herein; (b) be evidence of any agreement, contract or understanding, express or implied, that the Company or any Subsidiary will employ a Participant in any particular position; (c) give any Participant any right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder; or (d) create a trust of any kind or a fiduciary relationship between the Company and a Participant or any other person.
Article X
Section 409A of the Code
This Plan is intended to be exempt from Section 409A of the Code and shall be interpreted in a manner consistent with Section 409A of the Code and the treasury regulations and guidance issued thereunder. If an Award is subject to Section 409A, to the extent (i) any payment for such Award to which a Participant becomes entitled under this Plan in connection with the Participant’s termination of service with the Company (for reasons other than death) constitutes a payment of deferred compensation subject to Section 409A of the Code, and (ii) the Participant is deemed at the time of such termination to be a “specified employee” under Section 409A of the Code to whom the following provisions must apply, then such payment shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of Participant’s termination of service with the Company; or (B) the date of the Participant’s death following such termination of service. Upon the expiration of the applicable deferral period, any payment which would have otherwise been made during that period in the absence of this Article X shall be made to the Participant or the Participant’s beneficiary.
Article XI
Term
The effective date of this Plan shall be as of December 29, 2019. This Plan shall remain in effect until it is terminated by the Committee or the Board.

* * * * * * * *
IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of December 27, 2019, by its Chief Executive Officer pursuant to prior action taken by the Board.
FOSSIL GROUP, INC.
By:    /s/ Kosta N. Kartsotis
Name:    Kosta N. Kartsotis
Title:    Chairman and Chief Executive Officer